Exhibit 10.1
[*] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

November 17, 2025
Wade Michael Jenke
Dear Wade,
It is our pleasure to offer you the Chief Financial Officer (CFO) position at Universal Electronics Inc. (UEI) as outlined below. We feel confident that you will be a great addition to our team and look forward to having you.
Title:    Chief Financial Officer
Reports to:    Richard Carnifax, Interim CEO
Rate:    $325,000.00, payable bi-weekly every other Friday as an Exempt Employee, subject to statutory payroll taxes.
Incentive Program:    You will be included in the discretionary MGMT Bonus Program during your employment. To be eligible, you must be actively employed and have worked for at least three months of the review period (January to December). Bonus Target is 40%.
Equity:    100,000 Options with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant, vesting over three-year period with 1/3rd of the total number of shares vesting on each annual anniversary.
100,000 Performance Stock Units (PSU) with two vesting conditions: (i) time-based service requirement vesting in one-year cliff increments over three years; and (ii) achievement of a stock price performance-based requirement [*].
100,000 Performance Stock Units (PSU) with two vesting conditions: (i) time-based service requirement vesting in one-year cliff increments over three years; and (ii) achievement of a stock price performance-based requirement [*].
Location:    Scottsdale, AZ Office
Introductory
Period:     There is a 90 day introductory period.
FTO:    Flexible Time Off (FTO) is granted to all full-time employees working at least 30 hours per week. FTO hours are available after 90 calendar days of continuous employment. Overtime hours are not used to calculate FTO hours. All FTO requests should be scheduled at least two weeks in advance and directed to your supervisor for approval. This policy does not maintain a balance and does not accrue.
Holidays:    10 paid holidays
Sick time:    Up to 5 days (40 hours) of paid sick leave (in accordance with state law) to use if needed within the calendar year following the end of the introductory period.
Health Insurance:    Anthem/Allied health, Anthem vision and dental insurance, following 30 days of work, at the existing employee rate until renewal in July 2026 when the cost may change.

Life Insurance:    Universal Electronics will provide term life insurance at no cost to you. The amount will be equal to your annual base salary up to a maximum of $100,000.
401(k):    Employee is eligible to participate in the plan following 30 days of your Start Date. The company offers a discretionary match which is currently paused (there is no guarantee on the timing, if at all, of reinstatement of the matching program).
Start Date:    On or around December 1, 2025 following a successful completion of our screening process.
This offer is contingent upon your right to work in the United States. At the time of hire you are responsible for providing the appropriate documentation to Human Resources demonstrating your right to work in the United States.
Additionally, Universal Electronics Inc. is an equal employment opportunity employer and will not discriminate against any applicant for employment in an unlawful manner.
Universal Electronics Inc. certainly hopes that it and you will find the employment relationship satisfying and rewarding in all respects. Notwithstanding this offer of employment, Universal Electronics Inc. is an at will employer and, accordingly, it should be remembered that your employment relationship with Universal Electronics Inc. is terminable at will, at the option of the employee or the employer, at any time, with or without cause or advance notice. You will be asked to sign your acknowledgement and understanding of this on or about your first day of employment with Universal Electronics Inc. In addition, as a further condition to your employment, you will be required to sign various agreements and documents, including without limitation our Employee Handbook acknowledgements, Systems Privacy Usage Policy, and our Proprietary Information & Invention Ownership Agreement.
This letter outlines the benefits to be provided to you by Universal Electronics Inc. You are advised that the benefits described above are fully described in the various documents setting forth all of the terms and conditions of such benefits, copies of which you will receive upon becoming eligible to participate. Moreover, Universal Electronics Inc. reserves the right to modify or discontinue any and all of the above-identified benefits at any time and in its sole discretion.
By accepting this offer of employment, you represent that you are not nor have you been a party to any agreement that restricts your ability to become an employee of UEI or to perform any or all of the duties to be assigned to you as an employee of UEI. You further represent that (1) by becoming an employee of UEI and performing any or all of the duties assigned to you, you have not and will not breach any agreement or covenant not to compete, invention assignment, confidentiality agreement, or similar agreement which is enforceable under the laws of the state in which your employment with UEI occurs and 2) you will not bring to UEI or use in the performance of your duties as assigned to you any documents, materials, or confidential information of any former employer or other party.
This offer of employment is contingent on satisfactory completion of drug testing, background investigation and acceptable reference checks.
I am very enthusiastic about the opportunity to work with you. I look forward to your favorable response and having you join our team. Your signature below denotes your acceptance of this offer. Please reply by 5 p.m. on November 18, 2025. If you have any questions, please connect with Essie Pagan at 480.530.3016.
Best regards,    Accepted:
/s/ Richard Carnifax November 18, 2025    Wade Jenke /s/ Wade Jenke November 19, 2025
Richard Carnifax    Candidate Name / Signature / Date
Interim CEO